Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of StableX Technologies, Inc. on Form S-3 and Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of StableX Technologies, Inc. as of and for the year ended December 31, 2025, which report is included in this Annual Report on Form 10-K of StableX Technologies, Inc. for the year ended December 31, 2025.

/s/ Stephano Slack LLC

Wayne, Pennsylvania

March 30, 2026